Exhibit 107.1
Calculation of Filing Fee Tables
Form S-3
(Form Type)

Bed Bath & Beyond, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid		Equity	Common Stock	457(o)
Fees to be paid		Equity	Preferred Stock	457(o)
Fees to be paid		Debt	Debt Securities	457(o)
Fees to be paid		Other	Warrants	457(o)
Fees to be paid		Other	Purchase Contracts	457(o)
Fees to be paid		Other	Units	457(o)
Fees to be paid	(1)	Unallocated (Universal) Shelf		457(o)			$200,000,000	0.00013810	$27,620
Fees previously paid	N/A	—	—	—	—	—	—	—	—
	Total Offering Amounts						$200,000,000		$27,620
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$27,620

(1)
There are being registered hereunder an unspecified number or aggregate principal amount (as applicable) of the registrant’s common stock, preferred stock, debt securities, warrants, purchase contracts and units as may from time to time be offered at unspecified prices, with the maximum aggregate offering price of such securities not to exceed $27,620. In addition, an unspecified number of additional shares of common stock is being registered as may be issued from time to time upon conversion of any debt securities that are convertible into common stock or pursuant to any anti-dilution adjustments with respect to any such convertible debt securities. The shares of common stock and preferred stock being registered hereunder also include rights to acquire shares of common stock or preferred stock under any shareholder rights plan then in effect, if applicable under the terms of any such plan.

The proposed maximum aggregate offering price of each class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of securities pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

The maximum aggregate offering price indicated above is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. No separate consideration will be received for shares of common stock that are issued upon conversion of debt securities or upon exercise of warrants registered hereunder.